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                                                                     EXHIBIT 4.4

     1. SERIES A PREFERRED STOCK, SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK.

         (a) CERTAIN DEFINITIONS. Unless the context otherwise requires, for purposes of this Section 4.2(a), the terms defined in this Section 4.2(a) shall have the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

          "CONVERSION VALUE" shall mean (i) in the case of Series A Preferred Stock, the quotient of the Series A Initial Purchase Price divided by the Series A Conversion Rate; (ii) in the case of Series B Preferred Stock, the quotient of the Series B Initial Purchase Price divided by the Series B Conversion Rate; (iii) in the case of Series C Preferred Stock, the quotient of the Series C Initial Purchase Price divided by the Series C Conversion Rate; and (iv) in the case of any other series of preferred stock, the quotient of the initial purchase price of such series divided by the conversion rate of such series of preferred stock.

          "DELINQUENT REDEMPTION PRICE" shall mean, with respect to each share of Preferred Stock, the Series A Initial Purchase Price, Series B Initial Purchase Price, or Series C Initial Purchase Price, as applicable, plus an amount thereon accruing from the applicable Mandatory Redemption Date at an annual rate equal to eight percent (8%).

          "DISPOSITION PROCEEDS" shall have the meaning set forth in Section 4.2
     (c)(iii).

          "SERIES A INITIAL ISSUE DATE" shall mean, with respect to each separate certificate issued, the date that such certificate representing shares of Series A Preferred Stock is issued.

          "SERIES B INITIAL ISSUE DATE" shall mean, with respect to each separate certificate issued, the date that such certificate representing shares of Series B Preferred Stock is issued.

          "SERIES C INITIAL ISSUE DATE" shall mean, with respect to each separate certificate issued, the date that such certificate representing shares of Series C Preferred Stock is issued.

          "SERIES A INITIAL PURCHASE PRICE" shall mean $25,000 per share (adjusted for stock dividends, stock splits, reverse stock splits, combinations and the like).

          "SERIES B INITIAL PURCHASE PRICE" shall mean $25,000 per share (adjusted for stock dividends, stock splits, reverse stock splits, combinations and the like).

          "SERIES C INITIAL PURCHASE PRICE" shall mean $25,000 per share (adjusted for stock dividends, stock splits, reverse stock splits, combinations and the like).

          "SERIES A LIQUIDATION PREFERENCE" shall have the meaning set forth in
     Section 4.2(c)(iii) hereof.



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          "SERIES B/C LIQUIDATION PREFERENCE" shall have the meaning set forth in Section 4.2(c)(iv) hereof.

          "SERIES A REDEMPTION PRICE" shall mean, with respect to each share of Series A Preferred Stock, the Series A Initial Purchase Price plus any accumulated but unpaid dividends.

          "SERIES B REDEMPTION PRICE" shall mean, with respect to each share of Series B Preferred Stock, the Series B Initial Purchase Price plus any accumulated but unpaid dividends.

          "SERIES C REDEMPTION PRICE" shall mean, with respect to each share of Series C Preferred Stock, the Series C Initial Purchase Price plus any accumulated but unpaid dividends.

          "SUBORDINATE STOCK" shall mean any class or series of capital stock of the Corporation, however designated, which is junior in right to the Series A Preferred Stock, the Series B Preferred Stock and Series C Preferred Stock, including without limitation the Common Stock and any preferred stock that is not entitled to receive (i) any dividends unless all dividends required to have been paid or declared and set apart for payment on the Series A Preferred Stock, the Series B Preferred Stock and Series C Preferred Stock shall have been so paid or declared and set apart for payment; or (ii) any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Series A Preferred Stock, the Series B Preferred Stock and Series C Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up in accordance with Section 4.2(c) below.

     (b) DIVIDENDS. The holders of the Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive out of funds legally available therefor, dividends at the annual rate of seven and one-half percent (7.5%) based on the Series A Initial Purchase Price and the Series B Initial Purchase Price, as applicable. The holders of the Series C Preferred Stock shall be entitled to receive out of funds legally available therefor, dividends at an annual rate of seven percent (7%) based upon the Series C Initial Purchase Price. Dividends on the Series A Preferred Stock and the Series B Preferred Stock shall accrue on a daily basis and shall be payable in cash semi-annually on January 1 and July 1 of each year for so long as any Series A Preferred Stock or Series B Preferred Stock remains outstanding. Dividends on the Series C Preferred Stock shall accrue on a daily basis and shall be payable in cash semi-annually on April 1 and October 1 of each year for so long as any Series C Preferred Stock remains outstanding. Dividends on the Preferred Stock, including, without limitations, any accrued and unpaid dividends and liquidating distributions, shall be paid before any dividends or other distributions shall be declared or paid or set aside for payment on any Subordinate Stock; provided, further, that any such dividends shall be paid on the Series A Preferred Stock and Series B Preferred Stock before any dividends or other distributions shall be declared or paid or set aside for payment on any Series C Preferred Stock.




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     (c) DISTRIBUTIONS UPON LIQUIDATION, DISSOLUTION OR WINDING UP.

          (i) The Corporation shall deliver to each holder of Preferred Stock notice of any "DISPOSITION" (as defined in Section 4.2(c)(ii)) at least 90 days prior to such event, which notice shall state all material facts and common terms relating to such Disposition, including, without limitation,
     (1) the nature of such Disposition, including, without limitation, the amount, terms and conditions of payment to the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and the holders of Common Stock in connection with such Disposition; (2) the date on which such Disposition shall occur; and (3) the procedures that must be followed (and the latest date that such procedures must be completed) in order for such holder to effect a conversion of shares of Preferred Stock into shares of Common Stock, if such a conversion is so desired.

          (ii) The following events shall be considered a Disposition under this
     Section 4.2:

               (1) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the Corporation's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of 50% of the Corporation's voting power is transferred;

               (2) a sale, lease or other disposition of all or substantially all of the assets of the Corporation; or

               (3) any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation.

          (iii) In the event of any such Disposition, before any payment or distribution shall be made to the holders of the Series B Preferred Stock, the Series C Preferred Stock, the Common Stock or any other Subordinate Stock, the holders of Series A Preferred Stock shall be entitled to be paid out of the proceeds of such Disposition received by the Corporation (the "DISPOSITION PROCEEDS") in cash, or, if the Corporation does not have sufficient cash on hand to pay such amounts, property of the Corporation at its fair market value as determined by the Board of Directors, an amount (the "SERIES A LIQUIDATION PREFERENCE") equal to the Series A Initial Purchase Price plus any accrued but unpaid dividends. If upon any such Disposition, the remaining assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series A Preferred Stock the full amount of the Series A Liquidation Preference, the holders of the Series A Preferred Stock shall share ratably among themselves in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts that would


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     otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

          (iv) In the event of any such Disposition, after the full amount of the Series A Liquidation Preference has been paid to the holders of the Series A Preferred Stock and before any payment or distribution shall be made to the holders of the Common Stock or any other Subordinate Stock, the holders of Series B Preferred Stock and Series C Preferred Stock shall be entitled to be paid ratably without preference out of the Disposition Proceeds in cash, or, if the Corporation does not have sufficient cash on hand to pay such amounts, property of the Corporation at its fair market value as determined by the Board of Directors, an amount (the "SERIES B/C LIQUIDATION PREFERENCE") equal to the Series B Initial Purchase Price and Series C Initial Purchase Price, respectively, plus any accrued but unpaid dividends. If upon any such Disposition, the remaining assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series B Preferred Stock and Series C Preferred Stock the full amount of the Series B/C Liquidation Preference, the holders of the Series B Preferred Stock and Series C Preferred Stock shall share ratably without preference among themselves in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

     (d) CONVERSION RIGHTS.

          (i) CONVERSION AT THE OPTION OF THE HOLDER.

               (1) The holders of the Preferred Stock shall have the right, at their option, to convert shares of Preferred Stock into shares of Common Stock of the Corporation at any time and from time to time, without the payment of additional consideration, into, with respect to each share of Series A Preferred Stock and each share of Series B Preferred Stock, four thousand one hundred sixty-six (4,166) shares of fully paid and nonassessable shares of Common Stock and, with respect to each share of Series C Preferred Stock, two thousand five hundred (2,500) shares of fully paid and nonassessable shares of Common Stock (the applicable conversion rate of each of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock being hereinafter referred to in each instance as the "CONVERSION RATE"). For purposes of this Section 4.2, the Conversion Rate shall be subject to adjustment as provided in Section 4.2(d)(ii)(2) and 4.2(d)(ii)(3) below.

               (2) The Corporation shall not issue, in connection with the conversion of shares of Preferred Stock, certificates for fractional shares, but in lieu thereof shall pay to any person who would otherwise be entitled thereto an amount of cash equal to such fraction multiplied by the greater of (i) fair value of one share of Common Stock, as determined by the Board of Directors, whose determination shall be conclusive or (ii) the applicable Conversion Value.


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               (3) In order for any holder of shares of Preferred Stock to convert the same into Common Stock, such holder shall surrender the certificate or certificate therefor, duly endorsed, at the office of the Corporation and shall give written notice to the Corporation that such holder elects to convert all or part of the shares represented by the certificate or certificates and shall state in writing therein the name or names in which such holder desires the certificate or certificates for Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of shares of Preferred Stock, or to such holder's nominee or nominees, certificates for the full number of shares of Common Stock to which such holder shall be entitled as aforesaid. Shares of Preferred Stock shall be deemed to have been converted as of the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

               (4) If a holder converts shares of Preferred Stock, the Corporation shall pay any documentary stamp tax or similar issue, excise or transfer tax due on the issue of shares of Common Stock upon the conversion; PROVIDED, HOWEVER, that the holder shall pay any such tax that is due because the shares are issued in a name other than the holder's name pursuant to Section 4.2(d)(i)(4).

          (ii) CERTAIN MATTERS WITH RESPECT TO CONVERSION.

                    (1) The Corporation has reserved and shall continue to
               reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury sufficient shares of Common Stock to permit the complete and full conversion into Common Stock of the outstanding Preferred Stock. All shares of Common Stock that may be issued upon conversion of Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.

                    (2) The Conversion Rate shall be subject to adjustment as
               follows:

                         (a) In case the Corporation shall (i) pay a dividend or
               make a distribution on its Common Stock in shares of Common Stock of the Corporation, (ii) subdivide or split its outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, the Conversion Rate following the effective date of such event shall be such number of shares (calculated to the nearest whole share) equal to the product of the applicable Conversion Rate in effect immediately prior to such adjustment multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event. If the event results in the Conversion Rate including fractional shares, then such fractional share shall be paid in cash at the time of conversion in accordance with Section 4.2(d)(i)(2).



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                         (b) In the event the Corporation at any time or from
               time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event, provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they each would have received had the Preferred Stock been converted into Common Stock on the date of such event and had they each thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 4.2 with respect to the rights of the holders of Preferred Stock; PROVIDED, HOWEVER, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of such securities as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

                         (c) If Common Stock issuable upon the conversion of
               Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such share of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

                    (3) Adjustments to the Conversion Rate also shall be made
               for certain dilutive issuances of additional shares of capital stock by the Corporation as set forth in this Section 4.2(d)(ii)(3).

                         (a) SPECIAL DEFINITIONS. For purposes of this Section
               4.2(d)(ii)(3), the following definitions shall apply:

                             (i) "OPTION" shall mean rights, options, warrants
               or other securities convertible into or exchangeable or exercisable for shares of Common Stock or Preferred Stock.

                             (ii) "ADDITIONAL SHARES OF STOCK" shall mean (i)
               all shares of Common Stock issued by the Corporation after any Series A Initial Issue Date, any Series B Initial Issue Date or any Series C Initial Issue Date for which the


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               consideration per share (determined pursuant to Section
               4.2(d)(ii)(3)(c) below) is less than the applicable Conversion Value in effect on the date of, and immediately prior to, the issuance of such Additional Shares of Stock, other than shares of Common Stock issued or issuable:

                                   (A) upon exercise of any Options
               outstanding on the date of filing of this Amended and Restated Articles of Incorporation with the Florida Secretary of State ("Filing Date"); PROVIDED, HOWEVER, that if the Corporation, after the Filing Date, amends the exercise price or the number of shares covered by any Options outstanding on the Filing Date, then such Options, as so amended, shall be deemed to have been issued after the Filing Date;

                                    (B) by reason of a dividend, stock split,
               split-up or other distribution on shares of Common Stock that is covered by Section 4.2(d)(ii)(2)(a) above;

                                    (C) upon exercise of Options granted to
               employees or directors of, or consultants to, the Corporation pursuant to any stock option plan approved by the Board of Directors of the Corporation and that, in the aggregate, are not exercisable for more than ten percent (10%) of the outstanding Common Stock at such time; or

                         (b) ADJUSTMENT OF CONVERSION RATE UPON ISSUANCE OF
               ADDITIONAL SHARES OF STOCK. In the event the Corporation shall at any time issue one or more Additional Shares of Stock, then and in such event, the Conversion Rate, shall be increased, concurrently with such issuance, to such number of shares of Common Stock (calculated to the nearest whole share) determined by multiplying the Conversion Rate then in effect by a fraction:

                             (i) the denominator of which shall be (1) the
               number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock that the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Stock so issued would purchase at the applicable Conversion Value; and

                             (ii) the numerator of which shall be the number of
               shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Stock so issued.

                         (c) DETERMINATION OF CONSIDERATION. For purposes of
               this Section 4.2(d)(ii)(3)(c), the consideration per share received by the Corporation for the issue of any Additional Shares of Stock shall be computed as follows:

                             (i) in case of the issuance of shares of Common
               Stock for cash, the consideration shall be the amount of such cash, provided that in


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               no case shall any deduction be made for any commission, discounts or other expenses incurred by the Corporation for any underwriting of the issue or otherwise in connection therewith;

                             (ii) in the case of the issuance of shares of
               Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors in its reasonable judgment exercised in good faith (irrespective of the accounting treatment thereof); and

                             (iii) in the case of the issuance of Options, the
               aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such Options plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange or exercise thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this Section 4.2(d)(ii)(3)(c)).

                    (4) Whenever the number of shares of Common Stock into which each share of Preferred Stock is convertible is adjusted, the Corporation shall promptly mail to holders of the Preferred Stock, first class, postage prepaid, a notice of the adjustment. The Corporation shall file with the transfer agent, if any, for the Preferred Stock a certificate from the Corporation's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. Subject to Section 4.2(d)(ii)(10) below, the certificate shall be conclusive evidence that the adjustment is correct.

                    (5) The adjustments herein provided for shall be made
               successively when the event giving rise to such adjustment occurs and shall become effective immediately following the record date for any event for which a record date is designated and on the effective date for any other event.

                    (6) Shares of Preferred Stock that have been converted as
               provided herein shall revert to the status of authorized but unissued shares of Preferred Stock.

                    (7) In any case in which this Section 4.2(d)(ii) shall
               require that an adjustment as a result of any event become effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event (a) the issuance to the holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable immediately prior to adjustment; and (b) the delivery of a check for any remaining fractional shares as provided in Section 4.2(d)(i)(3) above.

                    (8) Except as provided in the immediately following
               sentence, any


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               determination that the Corporation or its Board of Directors must make pursuant to this Section 4.2(d)(ii) shall be conclusive. Whenever the Corporation or its Board of Directors shall be required to make a determination under this Section 4.2(d)(ii), such determination shall be made in good faith and may be challenged in good faith by the holders of a majority of each affected series of Preferred Stock, as applicable, and any dispute shall be resolved promptly (and in no event later than 90 days after any challenge), at the Corporation's expense, by an independent public accounting firm selected by the Corporation and acceptable to such holders of such Preferred Stock. Any such determination shall be deemed approved if the requisite holders have not notified the Corporation of any challenge within 30 days after receiving notice (including a statement in reasonable detail of the bases therefor) of such determination.

     (e) REDEMPTION BY THE CORPORATION.

                             (i) MANDATORY REDEMPTION. To the extent the
               Corporation shall have funds legally available for such payment, the Corporation shall redeem each share of Series A Preferred Stock and each share of Series B Preferred Stock on each date which is five (5) years after the Series A Initial Issue Date and the Series B Initial Issue Date (the "Mandatory Redemption Date"). Payment shall be made in immediately available funds payable to the holder on the Mandatory Redemption Date. Any payment made after the Mandatory Redemption Date shall be at the Delinquent Redemption Price.

                             (ii) VOLUNTARY REDEMPTION BY LOT. To the extent the
               Corporation shall have funds legally available for such payment, the Board of Directors, may, in its sole and absolute discretion, at any time and from time to time, cause the Corporation to redeem BY LOT, or such other reasonable method as the Board of Directors shall direct, any one or more series or portion of any series of Preferred Stock.

                             (iii) EFFECT OF REDEMPTION. Shares of Preferred
               Stock that have been issued and converted or reacquired in any manner, including as a result of redemption, shall revert to the status of authorized and unissued shares of Preferred Stock, and may be redesignated and reissued as part of any series of Preferred Stock of the Corporation.

     (f) VOTING RIGHTS. Except as otherwise set forth in this Section 4.2(f) or as otherwise required by law, no share of Preferred Stock issued and outstanding shall have the right to vote on any matters presented to the holders of the Common Stock for vote.

                             (i) In addition to any vote or consent of
               shareholders or directors required by law or these Amended and Restated Articles of Incorporation, so long as any Preferred Stock remains outstanding, the consent of the holders of such Preferred Stock shall be necessary for (a) effecting, validating or permitting any amendment, alteration or repeal of any of the provisions of these Amended and Restated Articles of Incorporation of the Corporation affecting the rights of such series of Preferred

               Stock contained herein, or (b) any agreement to do any of the foregoing.

                             (ii) The vote of the holders of the Series A
               Preferred Stock shall be necessary for validating or permitting any authorization, issuance, creation or increase in the authorized shares of any class or series of equity security of the Corporation ranking senior to or in parity with the Series A Preferred Stock or the issuance of any debt securities. Debt securities shall not mean commercial debt incurred in the ordinary course of business.

                             (iii)(1) The holders of Series B Preferred Stock,
               voting as single class, shall have the right to elect one-third (1/3) of the members of the Board of Directors of the Corporation (the "SERIES B DIRECTORS") rounded up or down to the nearest whole number. If any of the Series B Directors shall cease to serve as a director before his or her term shall expire, the holders of Series B Preferred Stock, then outstanding may, at a special meeting of the holders or by the written consent, elect a successor to hold office for the unexpired term of the such Series B Director.

                    (2) The vote of the holders of Series B Preferred Stock
               shall be necessary for validating or permitting any authorization, issuance, creation or increase in the authorized shares of any class or series of equity security of the Corporation ranking senior to or in parity with the Series B Preferred Stock or the issuance of any debt securities. Debt securities shall not mean commercial debt incurred in the ordinary course of business.

                             (iv) The vote of the holders of the Series C
               Preferred Stock shall be necessary for validating or permitting any authorization, issuance, creation or increase in the authorized shares of any class or series of equity security of the Corporation ranking senior to or in parity with the Series C Preferred Stock or the issuance of any debt securities. Debt securities shall not mean commercial debt incurred in the ordinary course of business.

                             (v) The rights of the holders of the Preferred
               Stock set forth in this Section 4.2(f) may be exercised by either the vote at a special meeting of the holders of each series of Preferred Stock at any annual meeting of stockholders held for the purpose of electing directors or by the written consent of the holders of such Preferred Stock, as applicable.

                             (vi) In the event of the failure of the Corporation
               to pay any dividend as required by Section 4.2(b) or any redemption as required by Section 4.2(e), then such failure shall cause all of the shares of that series of Preferred Stock to automatically, and without any action on the part of any holder of such series of Preferred Stock, become fully voting Preferred Stock (as if fully converted into Common Stock) on all matters upon which the Common Stock may vote. Such Preferred Stock will still have preferential voting rights on the matters referred to in this Section 4.2(f).

     (g) MISCELLANEOUS.

                             (i) HEADINGS OF SECTIONS. The headings of the
               various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                             (ii) SEVERABILITY OF PROVISIONS. If any voting
               powers, preferences and relative, participating, optional and other special rights of the Preferred Stock and qualifications, limitations and restrictions thereof set forth herein (as may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Preferred Stock and qualifications, limitations and restrictions thereof set forth herein (as so amended) that can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

4.3  COMMON STOCK.

     (a) Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters as to which holders of Common Stock shall be entitled to vote.

     (b) Any member of the Board of Directors of the Corporation selected by the holders of a majority of all classes of stock of the Corporation entitled to vote thereon may be removed only by the holders of a majority of such classes of stock of the Corporation voting as a single class. In the event of a vacancy on the Board of Directors of any of the directors elected by the holders of a majority of all classes of stock of the Corporation entitled to vote thereon, the holders of a majority of all classes of stock of the Corporation voting as a single class will have the immediate right to designate a successor to fill that vacancy.

     (c) Each share of Common Stock issued and outstanding shall be identical in all respects, one with the other, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of the Preferred Stock, or except as may be provided by the laws of the State of Florida, the holders of Common Stock shall have exclusively all other rights of stockholders including, but not by way of limitation, (1) the right to receive dividends, when and as declared by the Board of Directors of the Corporation out of assets lawfully available therefor, and (2) in the event of any distribution of assets upon liquidation, dissolution or winding-up of the Corporation or otherwise, the right to receive pro rata all the assets and funds of the Corporation remaining after the payment to the holders of the Preferred Stock of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding-up of the Corporation as herein provided.